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                                                                     EXHIBIT 3.2


                                AMENDMENT NO. 2

                                     TO THE

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                               MAPQUEST.COM, INC.



     I, THE UNDERSIGNED, James Thomas, being the Secretary of MapQuest.com, Inc. (the "Corporation"), hereby certify:
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1.   The Amended and Restated Certificate of Incorporation of the Corporation is
amended so that the second and third sentences of Article FOURTH are deleted and replaced with the following:

          "The total number of shares which this Corporation is authorized to issue is one hundred five million (105,000,000) shares. One hundred million (100,000,000) shares shall be designated Common Stock, par value per share equal to $0.001 upon the effectiveness of the two and seven-tenths-for-one stock split (the "Stock Split") to be effected by the Corporation upon the effectiveness of the Registration Statement on Form S-1 filed with the Securities and Exchange Commission relating to the initial public offering of the Common Stock."

2. This amendment was authorized and duly adopted by the unanimous written consent of the Board of Directors and by the stockholders of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended.
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     IN WITNESS WHEREOF, the undersigned has executed this certificate as of the
____ day of April, 1999, and hereby affirms under penalty of perjury that this certificate is the act and deed of the Corporation and that the facts contained herein are true.



                              By:______________________________
                              Name: James Thomas
                              Title: Secretary